TECHNIPFMC PLC
EXECUTIVE SEVERANCE AGREEMENT
THIS AGREEMENT is made and entered into as of the [date], by and between TechnipFMC plc (hereinafter referred to as the “Company”) and [Executive] (hereinafter referred to as the “Executive”).
WHEREAS, the Committee has approved the Company's entering into severance agreements with certain key executives of the Company;
WHEREAS, the Executive is a key executive of the Company;
WHEREAS, should the possibility of a Change in Control arise, the Board believes it is imperative that the Company and the Board be able to rely upon the Executive to continue in the Executive's position, and that the Company be able to receive and rely upon the Executive's advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control;
WHEREAS, should the possibility of a Change in Control arise, in addition to the Executive's regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate; and
NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of the Executive's advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

ARTICLE I.
ESTABLISHMENT, TERM AND PURPOSE

This Agreement will commence on the [date] (the “Effective Date”) and will continue in effect until the earlier of [end date] or until such date when the Executive no longer holds the same executive title and position unless the Company, in its sole discretion, elects to extend the Agreement. However, in the event a Change in Control occurs during the term, this Agreement will remain in effect for the longer of: twenty-four (24) months beyond the month in which such Change in Control occurred; or until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.
ARTICLE II.
DEFINED TERMS

Capitalized terms used and not defined in the body of this Agreement are defined in Exhibit A.

ARTICLE III.
SEVERANCE BENEFITS

Section 3.1 Right to Severance Benefits.

A.The Executive will be entitled to receive from the Company Severance Benefits pursuant to the terms of this Agreement, and as set forth in Exhibit B, if there has been a Change in Control and if during the Protection Period a Qualifying Termination of the Executive has occurred. Executive’s right to receive the Severance Benefits is conditioned upon Executive’s signing an effective general release of claims and covenant not to sue within forty-five (45) days of the Effective Date of Termination, and not revoking such release during any revocation period required by law.

B.The occurrence of any one or more of the following events will constitute a “Qualifying Termination” and will trigger the payment of Severance Benefits to the Executive under this Agreement:

1.an involuntary termination of the Executive's employment pursuant to a Notice of Termination delivered to the Executive by the Company for reasons other than Cause, Disability or death during the Protection Period; or

2.a voluntary termination for Good Reason pursuant to a Notice of Termination delivered to the Company by the Executive during the Protection Period.

C.Awards granted under the TechnipFMC Incentive Award Plan, the FMC Technologies, Inc. Incentive Compensation and Stock Plan, 2010 Technip Incentive Award Plan, 2011 Technip Incentive Award Plan, 2012 Technip Incentive Award Plan, 2013 Technip Incentive Award Plan, 2014 Technip Incentive Award Plan, 2015 Technip Incentive Award Plan, 2016 Technip Incentive Award Plan, Technip Capital 2012 Plan and Technip Capital 2015 Plan and other similar incentive arrangements adopted by the Company in the future (the “Equity Plans”) will be treated pursuant to the terms of the applicable plan.

D.Any restrictions imposed by Company ownership or retention guidelines applicable to the sale of the Company's ordinary shares by executive officers will not apply to any awards granted to the Executive prior to a Change in Control under the Equity Plans or other incentive arrangements adopted by the Company that vests as a result of the Change in Control in accordance with the terms of this Agreement.

Section 3.2 Terminations Receiving no Severance Rights under this Agreement.

Following a Change in Control, the Executive will not be entitled to receive Severance Benefits under this Agreement if the Executive's employment is terminated due to the following circumstances:

A.Termination upon Death. If the Executive's employment is terminated due to death, the Executive's benefits will be determined in accordance with the Company's retirement, survivor's benefits, insurance and other applicable programs of the Company then in effect. If the Executive's employment is terminated due to death, neither the Executive nor the Executive's

Beneficiary will be entitled to the Severance Benefits referenced in Section 3.1 and described in Exhibit B and the Company will have no further obligations to the Executive under this Agreement;

B.Termination for Disability. If the Executive's employment is terminated due to Disability, the Executive will receive the Executive's Base Salary through the Effective Date of Termination, and the Executive's benefits will be determined in accordance with the Company's disability, retirement, survivor's benefits, insurance and other applicable plans and programs then in effect. If the Executive's employment is terminated due to Disability, neither the Executive nor the Executive's Beneficiary will be entitled to the Severance Benefits referenced in Section 3.1 and described in Exhibit B and the Company will have no further obligations to the Executive under this Agreement;

C.Termination for Cause. If the Executive's employment is terminated either: by the Company for Cause; or by the Executive other than for Good Reason, the Company will pay the Executive an amount equal to the Executive's Base Salary and earned but unused vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any plans of the Company, at the time such payments are due. In such event, neither the Executive nor the Executive's Beneficiary will be entitled to the Severance Benefits referenced in Section 3.1 and described in Exhibit B and the Company will have no further obligations to the Executive under this Agreement.

ARTICLE IV.
FORM OF TIMING AND SEVERANE BENEFITS

Section 4.1 Form and Timing of Severance Benefits.

The Severance Benefits described in subparagraph (a) under the Description of Severance Benefits in Exhibit B will be paid in cash to the Executive (or the Executive's Beneficiary, if applicable) in a single lump sum as soon as practicable following the effective date of the Release, but in no event beyond sixty (60) days from such date. If the time period during which the Executive may sign the Release spans more than one taxable year, then payment of the Severance Benefits will not be made until the later taxable year, no matter when the Executive signs the Release.
Section 4.2 Withholding of Taxes.
The Company will be entitled to withhold from any amounts payable under this Agreement all taxes as may be legally required in the applicable jurisdiction (including, without limitation, any federal, state, city, or local income, employment or social insurance taxes).
Section 4.3 Cut-Back Provision.
A.If a Change in Control occurs during the original or extended term of this Agreement, then to the extent any Total Payments received by the Executive would be subject (in whole or in part), to an Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code, the Total Payments shall be reduced, to the extent necessary, so that no portion of the Total Payments is subject to the Excise Tax;

provided, however, that such reduction shall occur only if the net amount of such Total Payments, as so reduced, and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments, is greater than or equal to the net amount of such Total Payments without such reduction, but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments.

B.For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax;

1.no portion of the Total Payments that the Executive has waived the receipt or enjoyment of, at such a time and in such a manner so as not to constitute a “payment” within the meaning of section 280G(b) of the Code, shall be taken into account;

2.no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel reasonably acceptable to the Executive and selected by the Auditor, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, in excess of the “Base Amount” (within the meaning set forth in section 280G(b)(3) of the Code) allocable to such reasonable compensation; and

3.the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of section 280G(d)(3) and (4) of the Code and based on reasonable good faith interpretations of section 280G and the Treasury Regulations issued thereunder.

C.Should the Total Payments be reduced by applying the provisions of this Section 4.3, then such reductions shall be made in the following order: (1) by reducing any cash payments under Section 4.1 of this Agreement, and (2) by reducing any other non-cash Total Payments to be received, as determined by the Committee.

ARTICLE V.
ESTABLISHMENT OF TRUST

Section 5.1 As soon as practicable following the Effective Date hereof, the Company will create a Trust (which will be a grantor trust within the meaning of Sections 671-678 of the Code) for the benefit of the Executive and Beneficiaries, as appropriate. The Trust will have a trustee as selected by the Company, and will have certain restrictions as to the Company's ability to amend the Trust or cancel benefits provided thereunder. Any assets contained in the Trust will, at all times, be specifically subject to the claims of the Company's general creditors in the event of bankruptcy or insolvency pursuant to the terms of the Trust, along with the required procedure for notifying the trustee of any bankruptcy or insolvency.

Section 5.2 At any time following the Effective Date hereof, the Company may, but is not obligated to, deposit assets in the Trust in an amount equal to or less than the aggregate Severance Benefits which may become due to the Executive under Exhibit B.

Section 5.3 As soon as practicable after the Company has knowledge that a Change in Control is imminent, but no later than the day immediately preceding the date of the Change in Control, the Company will deposit assets in such Trust in an amount equal to the estimated aggregate Severance Benefits which may become due to the Executive under Exhibit B and Article VII of this Agreement. Such deposited amounts will be reviewed and increased, if necessary, every six (6) months following a Change in Control to reflect the Executive's estimated aggregate Severance Benefits at such time.

ARTICLE VI.
THE COMPANY'S PAYMENT OBLIGATION

Section 6.1 The Company's obligation to make the payments and the arrangements provided for herein will be absolute and unconditional, and will not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder will be paid without notice or demand. Each and every payment made hereunder by the Company will be final, and the Company will not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

Section 6.2 The Executive will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment will in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement.

Section 6.3 If Severance Benefits are paid under this Agreement, no severance benefits under any program of the Company, other than benefits described in this Agreement, will be paid to the Executive. The Severance Benefits will be in full and final settlement of all and any rights and claims that the Executive may have against the Company arising out of the termination of employment (including both contractual and statutory employment claims wherever in the world arising).

This Agreement shall supersede and replace the terms of the Legacy Agreement following a Change in Control of the Company. Prior to a Change in Control of the Company the Legacy Agreement shall remain in full force and effect and nothing contained in this Agreement shall supersede any provision thereof. The Legacy Agreement will terminate on [January 16, 2019][July 16, 2018]1.

ARTICLE VII.
FEES AND EXPENSES

To the extent permitted by law, the Company will pay as incurred within ten (10) days following receipt of an invoice from the Executive, which invoice shall be submitted no later

1 As applicable based on applicable Legacy Agreement.

than ninety (90) days following the date Executive incurs liability for the relevant item, legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company's refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company's contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement. The Company's obligations under this Article VI: shall apply only to legal fees, costs of litigation, prejudgment interest, and other expenses that are reasonable and incurred on or before the date that is ten (10) years after Executive's death; may not be exchanged for or paid in lieu of any other benefit or portion thereof; and shall not affect Executive's right to reimbursement of any expenses or in-kind benefits to which Executive is entitled under this Agreement or any other agreement to which the Executive and the Company are parties.

ARTICLE VIII.
OUTPLACEMENT ASSISTANCE

Following a Qualifying Termination, the Executive will be reimbursed by the Company for the reasonable costs of all outplacement services obtained by the Executive within the eighteen (18) month period after the Effective Date of Termination. The total reimbursement for such outplacement services will be limited to an amount equal to the lesser of fifteen percent (15%) of the Executive's Base Salary as of the Effective Date of Termination or $50,000. The invoice for such services must be submitted no later than ninety (90) days following the date the Executive incurs such costs.

The Company's obligations under this Article VII: shall apply only to costs for outplacement services obtained by the Executive; may not be exchanged for or paid in lieu of another benefit or portion thereof; and shall not affect Executive's right to reimbursement of any expenses or in-kind benefits to which the Executive is entitled under this Agreement or any other agreement to which the Executive and the Company are parties.

ARTICLE IX.
SUCCESORS AND ASSIGNMENT

Section 9.1 Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

Section 9.2 Assignment by the Executive. This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable under this Agreement, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive's Beneficiary. If the Executive has not named a Beneficiary, then such amounts will be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate, and such designee, or the Executive's estate will be treated as the Beneficiary under this Agreement.

ARTICLE X.
MISCELLANEOUS

Section 10.1 Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and may be terminated by either the Executive or the Company at any time, subject to applicable law.

Section 10.2 Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. The Executive may make or change such designations at any time.

Section 10.3 Severability. In the event any provision of this Agreement will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Agreement, and the Agreement will be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and will have no force and effect.

Section 10.4 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties' legal representatives and successors.

Section 10.5 Applicable Law. Interpretations regarding the definition of Change in Control and whether or not a Change in Control has occurred shall be determined by applying the laws of the United Kingdom. The remainder of this Agreement shall be governed by and construed in accordance with the laws of [the State of Texas][France]2, without giving effect to any choice or conflict of law provision or rule (whether of [the State of Texas][France] or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than [the State of Texas][France].

[2] Local law of each jurisdiction in which the executive is located.

Section 10.6 Indemnification. To the full extent permitted by law, the Company will, both during and after the period of the Executive's employment, indemnify the Executive (including by advancing him expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including any attorneys' fees, incurred by the Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being (or having been) an officer, director or employee of the Company or any of its subsidiaries. The Executive will be covered by director and officer liability insurance to the maximum extent that that insurance covers any officer or director (or former officer or director) of the Company.

Section 10.7 409A. To the extent the Executive is subject to taxation in the United States, then the Severance Benefits payable under this Agreement are intended to be exempt from section 409A of the Code as short-term deferrals. However, to the extent that any Severance Benefits payable under this Agreement are considered deferred compensation subject to and not otherwise exempt from section 409A of the Code, then (a) the Severance Benefits will only be payable pursuant to this Agreement upon Executive’s “separation from service” within the meaning of Section 409A, and (b) if the Company (or any affiliate of the Company) is a publicly traded company, and Executive is considered a “specified employee” for purposes of section 409A of the Code at such time of his or her separation from service, then the payments of any such Severance Benefits shall be delayed until the earlier of six months following the Effective Date of Termination or Executive’s death, to the extent required by section 409A of the Code.
TechnipFMC plc

By:
[named executive]
Name:

Its:

Date:	Date:

EXHIBIT A
DEFINED TERMS
Agreement means the Executive Severance Agreement between the Company and the Executive.
Auditor means the accounting firm that was the Company's independent auditor immediately prior to the Change in Control.
Base Salary means the then current salary of record paid to an Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.
Beneficiary means the persons or entities designated or deemed designated by the Executive pursuant to Section 10.2 of the Agreement.
Board means the Board of Directors of the Company.
Cause means:
(a)    the Executive's willful and continued failure to substantially perform the Executive's employment duties in any material respect (other than any such failure resulting from physical or mental incapacity or occurring after issuance by the Executive of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes the Executive has failed to perform the Executive's duties, and after the Executive has failed to resume substantial performance of the Executive's duties on a continuous basis within thirty (30) calendar days of receiving such demand;
(b)    the Executive's willfully engaging in other conduct which is demonstrably and materially injurious to the Company or an affiliate; or
(c)    the Executive's having been convicted of, or pleading guilty or nolo contendere to, a felony under applicable law.
Change in Control means and includes each of the following:
(a)    a Takeover;
(b)    a Change in Effective Control; or
(c)    a Change in Ownership of a Substantial Portion of Assets.
There is no Change in Control when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
Change in Effective Control: A Change in Effective Control of the Company occurs on the date that either:
(a)    Any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or
(b)    a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
A Change in Effective Control will have occurred only if the Executive is employed by the Company upon the date of the Change in Effective Control or the Company is liable for the payment of the benefits hereunder and no other corporation is a majority shareholder of the Company. Further, in the absence of an event described in clause (a) or (b), a Change in Effective Control of the Company will not have occurred.
If any one person, or more than one Person Acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in Effective Control of the Company (or to cause a change in ownership of the Company).
Change in Ownership of a Substantial Portion of Assets: A Change in Ownership of a Substantial Portion of Assets occurs on the date that any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
A transfer of assets by the Company is not treated as a Change of Ownership of a Substantial Portion of Assets if the assets are transferred to:
(a)    A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(b)    An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(c)    A person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(d)    An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (c).
A person's status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company after the transaction is not treated as a Change in Ownership of a Substantial Portion of Assets of the Company.
Code means the United States Internal Revenue Code of 1986, as amended from time to time.
Committee means the Compensation Committee of the Board or any other committee of the Board appointed to perform the functions of the Compensation Committee.
Company means TechnipFMC plan, a public limited company incorporated under the laws of England & Wales (registered number 09909709) whose registered office is at One St. Paul's Churchyard, London, EC4M 8AP, United Kingdom, or any successor thereto as provided in Article VIII of the Agreement.
Control shall have the meaning given in section 995 (2) of the UK Income Tax Act 2007.
Disability means complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which the Executive was employed when such disability commenced.
Effective Date of Termination means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits under the Agreement.
Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
Excise Tax means a tax imposed by section 4999 of the Code.
Executive has the meaning as set forth in the introduction to this Agreement.
Good Reason means, without the Executive's express written consent, the occurrence of any one or more of the following:
(a)    a material reduction or alteration in the Executive's primary authorities, duties, or responsibilities or in Executive’s status as an employee of the Company (including, without limitation, offices, titles and reporting requirements) from the greatest of those in effect: on the Effective Date; during the fiscal year immediately preceding the year of the Change in Control; and on the date immediately preceding the Change in Control, (including, without limitation, any material adverse change in such primary duties or status as a result of the equity capital of the Company ceasing to be publicly traded or of the Company becoming a subsidiary of another entity, or any material adverse change in the Executive's reporting relationship, such as the chairman or chief executive officer ceasing to report to the Board of Directors);
(b)    the Company's requiring the Executive to be based at a location which is at least one hundred fifty (150) miles further from the Executive's then current primary residence than is such residence from the office where the Executive is located at the time of the Change in Control, except for required travel on the Company's business to an extent substantially consistent with the Executive's business obligations as of the Effective Date or as the same may be changed from time to time prior to a Change in Control;
(c)    a material reduction by the Company in the Executive's Base Salary as in effect on the Effective Date or as the same may be increased from time to time;
(d)    a material reduction in the Executive's level of participation in any of the Company's short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates from the greatest of the levels in place: on the Effective Date; during the fiscal year immediately preceding the year of the Change in Control; and on the date immediately preceding the Change in Control;
(e)    the failure of the Company to assume and agree to perform this Agreement in all material respects, as contemplated in Article IX of the Agreement; or
(f)    any termination of Executive's employment by the Company that is not effected pursuant to a Notice of Termination.
The existence of Good Reason will not be affected by the Executive's temporary incapacity due to physical or mental illness not constituting a Disability. The Executive's continued employment will not constitute a waiver of the Executive's rights with respect to any circumstance constituting Good Reason; however, “Good Reason” for Executive's separation from employment will exist only if: the Executive provides written notice to the Company within ninety (90) days of the occurrence of any of the above listed events; the Company fails to cure the event within thirty (30) days following the Company's receipt of Executive's written notice; and the Executive separates from employment with the Company effective not later than twenty four (24) months after the original occurrence of the “Good Reason” event. For sake of clarity, the event giving rise to a Good Reason termination must occur during the Protection Period, but Participant’s actual termination of employment for Good Reason may occur after the end of the Protection Period, and such termination will be treated as if it occurred during the Protection Period.
Legacy Agreement means the [Executive Severance Agreement][Appendix to the Employment Contract]3 by and between Executive and [FMC Technologies, Inc.][Technip]

3 As applicable based on Executive’s prior agreement.

regarding severance benefits following a change in control of [FMC Technologies, Inc.] Technip].
Notice of Termination means a written notice which indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.
Persons Acting as a Group: Persons will not be considered to be acting as a group solely because they either: purchase or own stock of the same corporation at the same time, or as a result of the same public offering; or purchase assets of the same corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
Protection Period means the period beginning on the date of the Change in Control and ending on the twenty-four (24) calendar month anniversary of the Change in Control.
Qualifying Termination means any of the events described in Section 3.1 of the Agreement, the occurrence of which triggers the payment of Severance Benefits under the Agreement.
Severance Benefits means the payment of severance compensation as provided in Sections 3.1 and 4.1 of the Agreement and Exhibit B.
Takeover shall mean if any person (or a group of persons acting in concert) (the “Acquiring Person”):
(a)    obtains Control of the Company as the result of making a general offer to acquire all of the issued ordinary share capital of the Company, which is made on a condition that, if it is satisfied, the Acquiring Person will have Control of the Company; or
(b)    obtains Control of the Company as a result of a compromise or arrangement sanctioned by a court under Section 899 of the Companies Act 2006, or sanctioned under any other similar law of another jurisdiction;
(c)    becomes bound or entitled under Sections 979 to 985 of the Companies Act 2006 (or similar law of another jurisdiction) to acquire the ordinary share capital of the Company; or

(d)    obtains Control of the Company in any other way.
Total Payments means payments or benefits received or to be received by the Executive in connection with a Change in Control (within the meaning of Section 280G of the Code) whether pursuant to this Agreement or any other plan, arrangement or agreement with the Company.
Trust means the Company grantor trust to be created pursuant to Article V of the Agreement.

EXHIBIT B
DESCRIPTION OF BENEFITS
Capitalized terms used and not defined in this Exhibit B are defined in Exhibit A to the Agreement.
Severance Benefits.
(a)    In the event the Executive becomes entitled to receive Severance Benefits, as provided in Section 3.1 of the Agreement, the Company will provide to the Executive as follows:
(i)    an amount equal to [two][three] times the greater of (A) the Executive's Base Salary as in effect on the Effective Date or (B) the Executive’s Base Salary on the Effective Date of Termination;
(ii)    an amount equal to [two][three] times the greater of (A) Executive's average cash incentive bonus payable in the three years prior to the Effective Date of Termination, or (B) the Executive’s target annual cash incentive for the year of the Effective Date of Termination (or if Executive’s termination is for Good Reason due to a reduction in his/her annual cash incentive the target annual cash incentive prior to such reduction).
(iii)    an amount equal to the Executive's unpaid Base Salary, and unused and accrued vacation pay, earned or accrued through the Effective Date of Termination;
(iv)    an amount equal to the target cash annual cash incentive for the year in which the Executive's Effective Date of Termination occurred (or if Executive’s termination is for Good Reason due to a reduction in his/her annual cash incentive the target annual cash incentive prior to such reduction), prorated through the Effective Date of Termination; and
(v)    an amount equal to the sum of (A) the total monthly premium payable for coverage for the Executive (and if applicable spouse and dependent coverage) under the Company’s health, dental, vision, prescription drug, life and accidental death and dismemberment, and disability insurance plans as in effect on the Effective Date of Termination, and (B) [twenty-four (24)] [thirty-six (36)].
(b)    Notwithstanding anything in (a) above, should the Executive incur a Qualifying Termination prior to [January 16, 2019] [July 16, 2018]4 then Executive’s Severance Benefits under Section 3.1 shall not be less than the severance benefits that he/she would have received pursuant to the Legacy Agreement.

4 As applicable based on applicable Legacy Agreement.